FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President, CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Reports Profitable Fourth Quarter and Fiscal 2013

WEST LAFAYETTE, IN — December 24, 2013 — Bioanalytical Systems, Inc. (NASDAQ:BASI) today announced financial results for the fourth quarter and fiscal 2013, highlighted by net income of $252,000, or $0.03 per diluted share, for the fourth quarter and $773,000, or $0.09 per diluted share, for the year. This compares to net losses of $2,696,000, or $0.36 per share and $6,317,000, or $0.88 per share, for the fourth quarter and fiscal 2012.

"While we still have work to do to achieve all of our goals for BASi, we are proud of what we already have accomplished to restore profitability and set the stage for growth in the years ahead," said President & CEO and CFO Jacqueline Lemke.

"In fiscal 2012, we consolidated our laboratories into our headquarters in West Lafayette, closing facilities in Oregon and the UK to reduce operating costs and strengthen our ability to meet clients' needs by improving laboratory utilization. We also implemented personnel reductions and other cost cutting measures in selling, R&D and general and administrative functions. As a result, while revenue for fiscal 2013 decreased 21.8% compared to fiscal 2012 primarily due to the restructuring, gross margin increased from 24.2% to 32.0%, operating expenses declined by a third, and operating income increased to $830,000 for fiscal 2013 compared to an operating loss of $2,491,000 before restructuring charges for fiscal 2012. In addition, BASi generated $1,519,000 in cash from operations for fiscal 2013 versus cash used in operations of $200,000 for fiscal 2012," Lemke said.

As of September 30, 2013, cash and cash equivalents were $1,304,000 as compared to $721,000 at the end of fiscal 2012. The Company recently negotiated an extension of the maturity of the $5,254,000 mortgage on its building in West Lafayette to October 2014, providing the flexibility to continue to explore a refinancing or sale/leaseback or other transaction to deal with this debt.

"Just as important, we have created fresh opportunities for growth by establishing collaborative research efforts to validate new applications for our market-changing Culex® NxT automated sampling system, and negotiating preferred provider and other agreements in our laboratory services business that build on BASi's reputation for delivering the quality and timely data that is critical to the drug development process. These initiatives contributed to the increase in new order bookings we have enjoyed in recent months. The increase also reflects our refocused and expanded marketing initiatives based on BASi's established strengths in specialty assay and drug discovery, regulatory excellence, and automated sampling via Culex® NxT . These encouraging developments position BASi for higher revenue in fiscal 2014 even as we continue to improve productivity and maintain control over costs," Lemke said.

Fourth Quarter Results

For the three months ended September 30, 2013, revenue decreased to $5,508,000 compared to $6,540,000 for the fourth quarter of fiscal 2012. Gross profit was $1,909,000, or 34.7% of revenue, compared to $2,154,000, or 32.9% of revenue, a year earlier. Operating expenses for the fourth quarter of fiscal 2013 increased to $1,811,000 compared to $1,785,000 a year earlier, primarily due to expenses associated with the restatement of financial results for certain prior periods reported on October 18, 2013. Operating income for the fourth quarter of fiscal 2013 was $98,000, compared to an operating loss of $2,139,000 a year earlier, which included restructuring charges of $2,508,000. Net income for the fourth quarter of fiscal 2013 was $252,000, or $0.03 per basic share and diluted share, which included a pre-tax decrease in the fair value of warrant liability of $308,000. This compares to a net loss for the fourth quarter of fiscal 2012 of $2,696,000, or $0.36 per basic and diluted share, which included a pre-tax increase in the fair value of warrant liability of $385,000.

Service revenue for the fourth quarter of fiscal 2013 decreased 23.8% to $3,980,000 from $5,222,000 for the fourth quarter of fiscal 2012. Fiscal 2013 service revenue was negatively affected by the consolidation of BASi's Oregon laboratory into its West Lafayette facility in the second half of fiscal 2012.

Product revenue increased 15.9% to $1,528,000 versus $1,318,000 for the prior year's fourth quarter, and increased sequentially compared to $1,444,000 for the third quarter of fiscal 2013, primarily due to higher sales of Culex automated sampling systems.

EBITDAR for the fourth quarter of fiscal 2013 was $547,000 compared to EBITDAR of $891,000 for the fourth quarter of fiscal 2012.

Twelve Months Results

For the twelve months ended September 30, 2013, revenue decreased 21.8% to $22,068,000, compared to $28,208,000 for fiscal 2012. A substantial portion of this decrease reflected the consolidation of BASi's Oregon laboratory into its West Lafayette facility as well as the closure of the laboratory in the UK in the second half of fiscal 2012. Gross profit increased 3.2% to $7,055,000, or 32.0% of revenue, compared to $6,838,000, or 24.2% of revenue, for fiscal 2012. Operating income for fiscal 2013 increased to $830,000, compared to an operating loss for fiscal 2012 of $5,686,000, which included restructuring charges of $3,195,000. Net income for fiscal 2013 of $773,000, or $0.10 per basic and $0.09 per diluted share, included a pre-tax decrease in the fair value of the warrant liability of $601,000. This compares to a net loss for fiscal 2012 of $6,317,000, or $0.88 per basic and diluted share, which included a pre-tax decrease in the fair value of the warrant liability of $73,000.

EBITDAR for fiscal 2013 increased to $2,785,000, compared to an EBITDAR loss of $118,000 for fiscal 2012.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial 866.825.1709, passcode #95235310 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 888.286.8010, passcode #65530693 after 2:00 p.m. EST.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (GAAP). The non-GAAP financial measures are EBITDAR for the fourth quarters and fiscal 2013 and 2012. EBITDAR refers to financial performance measures that exclude certain income statement line items, such as interest, taxes, depreciation, and amortization and/or exclude certain non-cash or one-time expenses as permitted by our credit agreements, such as stock-based compensation, restructuring charges and the income or expense from the change in the warrant liability.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another. Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30.		September 30,
	2013	2012	2013	2012

Services	$3,980	$5,222	$16,473	$21,312
Products	1,528	1,318	5,595	6,896

Total Revenue	5,508	6,540	22,068	28,208

Cost of Service Revenue	2,907	3,880	12,416	18,472
Cost of Product Revenue	692	506	2,597	2,898

Total Cost of Revenue	3,599	4,386	15,013	21,370

Gross Profit	1,909	2,154	7,055	6,838

Operating Expenses:
Selling	387	528	1,366	3,263
Research & Development	122	89	454	542
General & Administrative	1,302	1,168	4,405	5,524

Total Operating Expenses	1,811	1,785	6,225	9,329

Restructuring Charge	—	2,508	—	3,195

Operating Income (Loss)	98	(2,139)	830	(5,686)

Interest Expense	(157)	(174)	(649)	(714)
Change in fair value of
warrant liability - increase (decrease)	308	(385)	601	73
Other Income/Expense	1	4	7	12

Income (Loss) before Income Taxes	250	(2,694)	789	(6,315)

Income Tax Expense (Benefit)	(2)	(2)	16	2

Net Income (Loss)	$252	$(2,696)	$773	$(6,317)

Other comprehensive income (loss):
Foreign Currency Translation Adjustment	(63)	(26)	3	(22)

Comprehensive Income (Loss)	$189	$(2,722)	$776	$(6,339)

Net Earnings (Loss) per Share
Basic	$0.03	$(0.36)	$0.10	$(0.88)
Diluted	$0.03	$(0.36)	$0.09	$(0.88)

Weighted common shares outstanding:
Basic	7,687	7,395	7,664	7,158
Diluted	8,432	7,395	8,369	7,158

BIOANALYTICAL SYSTEMS, INC.

 CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$1,304	$721
Accounts receivable
Trade	3,621	3,366
Unbilled revenues and other	691	921
Inventories	1,379	1,656
Prepaid expenses	238	228

Total current assets	7,233	6,892

Property and equipment, net	16,913	18,628
Goodwill	1,383	1,383
Debt issue costs, net	21	18
Other assets	47	54

Total assets	$25,597	$26,975

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$3,584	$3,934
Accrued expenses	1,689	2,067
Customer advances	2,815	3,012
Income tax accruals	30	17
Revolving line of credit	1,415	1,444
Fair value of warrant liability	612	1,213
Current portion of capital lease obligation	268	330
Current portion of long-term debt	613	583

Total current liabilities	11,026	12,600

Capital lease obligation, less current portion	471	739
Long-term debt, less current portion	4,641	5,259

Total liabilities	16,138	18,598

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, 1,335 Series A shares at $1,000 stated value issued and outstanding at September 30, 2013 and at September 30, 2012	1,335	1,335
Common shares, no par value: Authorized 19,000,000 shares; 7,703,891 issued and outstanding at September 30, 2013 and 7,638,738 at September 30, 2012	1,887	1,871
Additional paid-in capital	19,925	19,635
Accumulated deficit	(13,720)	(14,493)
Accumulated other comprehensive income	32	29

Total shareholders' equity	9,459	8,377

Total liabilities and shareholders' equity	$25,597	$26,975

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP Net income (loss)	$252	$(2,696)	$773	$(6,317)

Addback: Interest expense	157	174	649	714
Income taxes	(2)	2	16	2
Depreciation and amortization	410	554	1,723	2,278
Change in fair value of warrant liability	(308)	385	(601)	(73)
Restructuring expenses	—	2,508	—	3,195
Stock option expense	38	(36)	225	83

NON-GAAP EBITDAR	$547	$891	$2,785	$(118)

EBITDAR —	Earnings before interest, taxes, depreciation, amortization, restructuring, stock option expenses and the change in the fair value of warrant liability.